UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2018

CITRIX SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-27084	75-2275152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 West Cypress Creek Road Fort Lauderdale, Florida	33309
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 267-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Exchange Act.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 5, 2018, the Board of Directors of Citrix Systems, Inc. (the “Company”) appointed Andrew Del Matto as Executive Vice President, Chief Financial Officer of the Company, effective as of February 19, 2018. As of that date, Mr. Del Matto will succeed Mark M. Coyle as “principal financial officer” of the Company for purposes of filings with the Securities and Exchange Commission. Mr. Coyle was serving as Chief Financial Officer on an interim basis, and will continue with the Company in the role of Senior Vice President, Finance of the Company following the effectiveness of Mr. Del Matto’s appointment.

Mr. Del Matto, age 59, has served as Chief Financial Officer of Fortinet, Inc., a network security company, from January 2014 to February 2018. From January 2005 to December 2013, Mr. Del Matto served in various positions at Symantec Corporation, a cyber security company, including as acting Chief Financial Officer from October 2013 to December 2013 and as Senior Vice President and Chief Accounting Officer from April 2012 to October 2013. At Symantec, Mr. Del Matto also served in prior capacities as Corporate Treasurer and Vice President of Finance Business Operations, as Vice President of Corporate Financial Planning and Analysis and as head of the Revenue Operations team. Prior to joining Symantec, Mr. Del Matto was employed in a variety of finance and accounting leadership roles by Inktomi Corporation, a search and content distribution software provider to enterprises and internet search providers, and SGI Corporation.

There are no other arrangements or understandings between Mr. Del Matto and any other person pursuant to which Mr. Del Matto was appointed as Executive Vice President and Chief Financial Officer of the Company. Mr. Del Matto is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Del Matto will receive an initial base salary of $550,000, with target variable cash incentive compensation equal to 90% of his base salary. In connection with his appointment, Mr. Del Matto will receive reimbursement of certain relocation expenses, with a portion of each subject to repayment by Mr. Del Matto if he voluntarily resigns or is terminated for cause within the first year of his employment with the Company. Also in connection with his appointment, Mr. Del Matto will receive an award of time-based restricted stock units having a value of $4.5 million on the grant date, which will vest in equal annual installments over a three-year period subject to his continued employment with the Company. Mr. Del Matto will be eligible to participate in the Company’s annual executive equity award program beginning in 2018, as well as all other compensation and benefit plans available to the Company’s executive officers.

As a member of the Company’s executive leadership team, Mr. Del Matto will enter into both an Executive Agreement and an Indemnification Agreement with the Company in the forms previously approved for executive officers of the Company. A summary of the form of Executive Agreement is set forth in the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2017 under the caption “Senior Executive Agreements,” which summary is incorporated herein by reference. The form of Executive Agreement was included as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 20, 2017. The form of Indemnification Agreement, which generally provides, among other matters, for the Company to indemnify the executive officer to the fullest extent permitted by law and advance to the executive officer all related expenses (subject to reimbursement if it is subsequently determined that indemnification is not permitted), was included as Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Item 7.01 Regulation FD Disclosure.

A press release, dated February 5, 2018, announcing the appointment of Andrew Del Matto as Executive Vice President and Chief Financial Officer of the Company is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1*	Press Release dated February 5, 2018 of Citrix Systems, Inc.

*	Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.

Date: February 5, 2018	By:	/s/ Antonio G. Gomes
	Name:	Antonio G. Gomes
	Title:	Senior Vice President, General Counsel and Secretary